Exhibit 14.1
PAR PACIFIC HOLDINGS, INC.
AMENDED AND RESTATED CODE OF BUSINESS CONDUCT AND ETHICS
FOR EMPLOYEES, EXECUTIVE OFFICERS AND DIRECTORS
EFFECTIVE DECEMBER 3, 2015
Introduction
Par Pacific Holdings, Inc. and its subsidiaries (“Par”) are committed to maintaining the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics (the “Code”) reflects the business practices and principles of behavior that support this commitment. Par expects every employee, officer and director to read and understand the Code and its application to the performance of his or her business responsibilities. This Code applies to all employees, directors, officers and consultants of Par.
Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of the Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of Par. In addition, any employee who makes an exemplary effort to implement and uphold Par’s legal and ethical standards will be recognized for that effort in his or her performance review. This Code supersedes all other codes of conduct, policies, procedures, instructions, practices, rules or written or verbal representations to the extent that they are inconsistent with this Code. However, nothing in this Code otherwise alters the at-will employment policy of Par. Par is committed to continuously reviewing and updating its policies and procedures. This Code, therefore, is subject to modification.
This Code cannot possibly describe every practice or principle related to honest and ethical conduct. The Code addresses conduct that is particularly important to proper dealings with the people and entities with whom Par interacts, but reflects only a part of Par’s commitment. From time to time Par may adopt additional policies and procedures with which Par’s employees, officers and directors are expected to comply, if applicable to them. However, it is the responsibility of each employee to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in the Code.
Action by members of your family, significant others or other persons who live in your household (referred to in the Code as “family members”) also may potentially result in ethical issues to the extent that they involve Par’s business. For example, acceptance of inappropriate gifts by a family member from one of Par’s suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with the Code, you should consider not only your own conduct, but also that of your family members, significant others and other persons who live in your household.
YOU SHOULD NOT HESITATE TO ASK QUESTIONS ABOUT WHETHER ANY CONDUCT MAY VIOLATE THE CODE, VOICE CONCERNS OR CLARIFY GRAY AREAS. SECTION 17 BELOW DETAILS THE COMPLIANCE RESOURCES AVAILABLE TO YOU. IN ADDITION, YOU SHOULD BE ALERT TO POSSIBLE VIOLATIONS OF THE CODE BY OTHERS AND REPORT SUSPECTED VIOLATIONS, WITHOUT FEAR OF ANY FORM OF RETALIATION, AS FURTHER DESCRIBED IN SECTION 17 BELOW. Violations of the Code will

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not be tolerated. Any employee who violates the standards in the Code may be subject to disciplinary action, which, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand to and including termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.
The Code represents an effective compliance program as required under the Federal Sentencing Guidelines, which are a product of the United States Sentencing Commission, created by the Sentencing Reform Act of 1984. The Code is designed to detect an offense before discovery outside of Par, or before the discovery is reasonably likely, and to provide reasonable assurances that no individual with operational responsibility for Par’s compliance program will participate in, condone or willfully ignore criminal conduct in Par. If it is determined that criminal conduct has occurred, Par will assess its compliance program and make appropriate modifications to prevent such conduct from recurring, including consultation with outside professional advisors as to what modifications should be made and how to comply with such modifications.
1.Honest and Ethical Conduct
It is the policy of Par to promote high standards of integrity by conducting Par’s affairs in an honest and ethical manner. The integrity and reputation of Par depends on the honesty, fairness and integrity brought to the job by each person associated with Par. Unyielding personal integrity is the foundation of corporate integrity.
2.Legal Compliance
Obeying the law, both in letter and in spirit, is the foundation of this Code. Par’s success depends upon each employee’s operating within legal guidelines and cooperating with local, national and international authorities. Par expects employees to understand the legal and regulatory requirements applicable to their business units and areas of responsibility. Par holds periodic training sessions to ensure that all employees comply with the relevant laws, rules and regulations associated with their employment, including laws prohibiting insider trading (which are discussed in further detail in Section 3 below). While Par does not expect you to memorize every detail of these laws, rules and regulations, Par wants you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or a Compliance Officer (as further described in Section 17 below).
Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as Par, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with Par’s legal and ethical obligations.

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3.Insider Trading
Employees who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct Par’s business. All non-public information about Par or about companies with which Par does business is considered confidential information. To use material non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Employees must exercise the utmost care when handling material inside information.
Par has adopted a separate insider trading policy with which you are expected to comply as a condition of your employment with Par. If applicable, you should consult that insider trading policy for more specific information on the definition of inside information and on buying and selling Par’s securities or securities of companies with which Par does business.
4.    International Business Laws
Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where Par otherwise does business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that in some countries certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, Par expects employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S.
These U.S. laws, rules and regulations, which extend to all Par’s activities outside the U.S., include:

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The U.S. Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all company transactions being properly recorded;

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U.S. Embargoes, which restrict or, in some cases, prohibit companies, their subsidiaries and their employees from doing business with certain other countries identified on a list that changes periodically (including, for example, Cuba, Iran, Sudan and Syria) or specific companies or individuals;

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Export Controls, which restrict travel to designated countries or prohibit or restrict the export of goods, services and technology to designated countries, denied persons or denied entities from the U.S., or the re-export of U.S. origin goods from the country of original destination to such designated countries, denied companies or denied entities; and

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Antiboycott Compliance, which prohibits U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott that is fostered or imposed by a foreign country against a country friendly to the U.S. or against any U.S. person.

If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.
5.    Antitrust

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Antitrust laws are designed to protect the competitive process. These laws are based on the premise that the public interest is best served by vigorous competition and will suffer from illegal agreements or collusion among competitors. Antitrust laws generally prohibit:

•	agreements, formal or informal, with competitors that harm competition or customers, including price fixing and allocations of customers, territories or contracts;

•	agreements, formal or informal, that establish or fix the price at which a customer may resell a product; and

•	the acquisition or maintenance of a monopoly or attempted monopoly through anticompetitive conduct.
Certain kinds of information, such as pricing, production and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.
Antitrust laws impose severe penalties for certain types of violations, including criminal penalties and potential fines and damages of millions of dollars, which may be tripled under certain circumstances. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where Par does business can be difficult, and you are urged to seek assistance from your supervisor or a Compliance Officer (as further described in Section 17 below) whenever you have a question relating to these laws.
6.Environmental Compliance
Federal law imposes criminal liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can involve monetary fines and imprisonment. Par expects employees to comply with all applicable environmental laws.
It is Par’s policy to conduct Par’s business in an environmentally responsible way that minimizes environmental impacts. Par is committed to minimizing and, if practicable, eliminating the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.
7.Conflicts of Interest
Par respects the rights of Par’s employees to manage their personal affairs and investments and do not wish to impinge on their personal lives. At the same time, employees should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of Par. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. Par expects employees to be free from influences that conflict with the best interests of Par or might deprive Par of their undivided loyalty in business dealings. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.
If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of Par, you should discuss the matter with your supervisor or

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a Compliance Officer (as further described in Section 17 below). Supervisors may not authorize conflict of interest matters without first seeking the approval of a Compliance Officer and providing the Compliance Officer with a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with a Compliance Officer. Officers and directors may seek authorization from the Audit Committee of the Board of Directors (the “Audit Committee”). Factors that may be considered in evaluating a potential conflict of interest are, among others:

•	whether it may interfere with the employee’s job performance, responsibilities or morale;

•	whether the employee has access to confidential information;

•	whether it may interfere with the job performance, responsibilities or morale of others within the organization;

•	any potential adverse or beneficial impact on Par’s business;

•	any potential adverse or beneficial impact on Par’s relationships with Par’s customers or suppliers or other service providers;

•	whether it would enhance or support a competitor’s position;

•	the extent to which it would result in financial or other benefit (direct or indirect) to the employee;

•	the extent to which it would result in financial or other benefit (direct or indirect) to one of Par’s customers, suppliers or other service providers; and

•	the extent to which it would appear improper to an outside observer.
Although no list can include every possible situation in which a conflict of interest could arise, the following are examples of situations that may, depending on the facts and circumstances, involve conflicts of interests:

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Employment by (including consulting for) or service on the board of directors of a competitor, customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of Par is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of directors of a customer or supplier or other service provider is generally discouraged and you must seek authorization in advance if you plan to take such a position.

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Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with Par. In addition to the factors described above, persons evaluating ownership in other entities for conflicts of interest will consider: the size and nature of the investment; the nature of the relationship between the other entity and Par; the employee’s access to confidential information; and the employee’s ability to influence Par’s decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

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Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with Par. See Section 12 below for further discussion of the issues involved in this type of conflict.

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•	Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with Par.

•	Taking personal advantage of corporate opportunities. See Section 9 below for further discussion of the issues involved in this type of conflict.

•	Moonlighting without permission.

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Conducting Par’s business transactions with your family member or a business in which you have a significant financial interest. Material related-party transactions approved by the Audit Committee and involving any executive officer or director will be publicly disclosed as required by applicable laws and regulations.

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Exercising supervisory or other authority on behalf of Par over a co-worker who is also a family member. The employee’s supervisor and/or a Compliance Officer will consult with the Human Resources Department to assess the advisability of reassignment.

Loans to, or guarantees of obligations of, employees or their family members by Par could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law, and applicable law requires that Par’s Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by Par must be approved in advance by the Board of Directors or the Audit Committee.
At the date of adoption of this Code, Par has members of its Board of Directors who are partners or employees of investment funds, and this Code needs to acknowledge the fact that such investment funds and related investment entities routinely invest in companies, some of which may be engaged in the same lines of business as Par. As a result, notwithstanding anything in this Code to the contrary, if a member of Par’s Board of Directors who is also a partner or employee of an entity that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”) acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner, manager or employee of the Fund (and other than directly in connection with such individual’s service as a member of Par’s Board of Directors) and that may be an opportunity of interest for both Par and such Fund (a “Corporate Opportunity”), then Par has no expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to Par. In addition, any investment or other involvement by such director or Fund shall not be a conflict or potential conflict of interest if such director acts in good faith.

8.	Treatment with Fairness and Respect
You are critical to the success of Par, and Par’s policy is to treat you with fairness and respect. Par is an equal opportunity employer. Par does not tolerate discrimination against applicants or employees based on race, religion, gender, age, marital status, national origin, sexual orientation, citizenship status or other protected characteristics or disability. Par prohibits discrimination in decisions concerning recruitment, hiring, compensation, benefits, training, termination, promotions or any other condition of employment or career development. Par is committed to providing a work environment that is free from discrimination and/or harassment. Par will not tolerate the use of discriminatory slurs; unwelcome, unsolicited sexual advances or harassment; or any other remarks, jokes or conduct that create or foster an offensive or hostile work environment. Each person, at every level of the organization, must act with respect toward customers, co-workers and outside firms.

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9.	Corporate Opportunities
You may not take personal advantage of opportunities for Par that are presented to you or discovered by you as a result of your position with Par or through your use of corporate property or information, unless authorized by your supervisor, a Compliance Officer or the Audit Committee, as described in Section 7 above. Even opportunities that are acquired privately by you may be questionable if they are related to Par’s existing or proposed lines of business. Participation in an investment or outside business opportunity that is directly related to Par’s lines of business must be pre-approved. You may not use your position with Par or corporate property or information for improper personal gain, nor should you compete with Par in any way.

10.	Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting
The integrity of Par’s records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to Par’s books of account. Therefore, Par’s corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Par’s records serve as a basis for managing its business and are important in meeting its obligations to customers, suppliers, creditors, employees and others with whom Par does business. As a result, it is important that Par’s books, records and accounts accurately and fairly reflect, in reasonable detail, Par’s assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. Par requires that:

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no entry be made in Par’s books and records that intentionally hides or disguises the nature of any transaction or of any of Par’s liabilities, or misclassifies any transactions as to accounts or accounting periods;

•	transactions be supported by appropriate documentation;

•	the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in Par’s books and records;

•	employees comply with Par’s system of internal controls; and

•	no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.
Par’s accounting records are also relied upon to produce reports for its management, stockholders and creditors, as well as governmental agencies. In particular, Par relies upon its accounting and other business and corporate records in preparing periodic and current reports that it files with the Securities and Exchange Commission (the “SEC”). Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present Par’s financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that Par’s financial disclosure is accurate and transparent and that Par’s reports contain all of the information about Par that would be important to enable stockholders and potential investors to assess the soundness and risks of Par’s business and finances and the quality and integrity of Par’s accounting and disclosures. In addition:

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no employee may take or authorize any action that would cause Par’s financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

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all employees must cooperate fully with Par’s Accounting Department, as well as Par’s independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that Par’s books and records, as well as Par’s reports filed with the SEC, are accurate and complete; and

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no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of Par’s reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of Par’s reports accurate in all material respects.

Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, a Compliance Officer, the Audit Committee, one of the other compliance resources described in Section 17 below, or in accordance with the provisions of Par’s Whistleblower Policy. The Whistleblower Policy is a supplement to the Code and should be read in conjunction with the Code.
11.Fair Dealing
Par strives to outperform its competition fairly and honestly. Advantages over Par’s competitors are not to be obtained through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance Par’s interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or a Compliance Officer, as further described in Section 17 below.
You are expected to deal fairly with Par’s customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. Be aware that the Federal Trade Commission Act provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” It is a violation of the Federal Trade Commission Act to engage in deceptive, unfair or unethical practices, and to make misrepresentations in connection with sales activities.
Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.
12.Gifts and Entertainment
Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment (such as tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. Unless express permission is received from a supervisor, a Compliance Officer or the Audit Committee, gifts and entertainment cannot be offered, provided or accepted by any employee unless consistent with customary

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business practices and not excessive in value. This principle applies to Par’s transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Par’s customers, suppliers and the public at large should know that Par’s employees’ judgment is not for sale.
Under some statutes, such as the U.S. Foreign Corrupt Practices Act (further described in Section 4 above), giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or a Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.
13. Protection and Proper Use of Company Assets
All employees are expected to protect Par’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on Par’s financial condition and results of operations. Par’s property, such as office supplies, computer equipment, laboratory supplies and office, manufacturing or laboratory space, is expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You may not, however, use Par’s corporate name, any brand name or trademark owned or associated with Par or any letterhead stationery for any personal purpose.
You may not, while acting on behalf of Par or while using its computing or communications equipment or facilities, either:

•	access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorization from the entity responsible for operating that resource; or

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commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as “spam”) in violation of applicable law, trafficking in contraband of any kind, or espionage.

If you receive authorization to access another entity’s internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you may not exceed the scope of that authorization.
Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolicited bulk email to persons outside of Par, either while acting on Par’s behalf or using Par’s computing or communications equipment or facilities, you should contact your supervisor or a Compliance Officer for approval.
All data residing on or transmitted through Par’s computing and communications facilities, including email and word processing documents, is the property of Par and subject to inspection, retention and review by Par, with or without an employee’s or third party’s knowledge, consent or approval, in accordance with applicable law. Any misuse or suspected misuse of Par’s assets must be immediately reported to your supervisor or a Compliance Officer.
14.    Confidentiality
One of Par’s most important assets is its confidential information. As an employee of Par, you may learn of information about Par that is confidential and proprietary. You also may learn of information before that information is released to the general public. Employees who have received or have access to confidential

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information should take care to keep this information confidential. Confidential information includes non-public information that might be of use to competitors or harmful to Par or its customers if disclosed, such as leases, maps, geophysical data, business and marketing plans, financial information, engineering ideas, designs, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to Par’s employees, customers or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to Par by its customers, suppliers and partners. This information may be protected by patent, trademark, copyright and trade secret laws.
In addition, because Par interacts with other companies and organizations, there may be times when you learn confidential information about other companies before that information has been made available to the public. You must treat this information in the same manner as you are required to treat Par’s confidential and proprietary information. There may even be times when you must treat as confidential the fact that Par has an interest in, or is involved with, another company.
You are expected to keep confidential and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, a filing with the SEC or a formal communication from a member of senior management, as further described in Section 15 below). Every employee has a duty to refrain from disclosing to any person confidential or proprietary information about Par or any other company learned in the course of employment with Par, until that information is disclosed to the public through approved channels. This policy requires you to refrain from discussing confidential or proprietary information with outsiders and even with other Par employees, unless those fellow employees have a legitimate need to know the information in order to perform their job duties. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.
You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, data storage devices and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning Par’s business, information or prospects on the Internet is prohibited. You may not discuss Par’s business, information or prospects in any “chat room,” regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas within Par, such as the reception area. All Par e-mails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of Par, except where required for legitimate business purposes.
In addition to the above responsibilities, if you are handling information protected by any privacy policy published by Par, then you must handle that information in accordance with the applicable policy.
15.    Media/Public Discussions
It is Par’s policy to disclose material information concerning Par to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to Director, Investor Relations. Par has designated its Chief Executive Officer and Director, Investor Relations as the company’s official spokespersons for financial matters and for marketing, technical and other related information. Unless a specific exception has been made by the Chief Executive Officer, these designees are the only people who may communicate with the press on behalf of Par. You also may not provide any information to the media about Par off the record, for background, confidentially or secretly.

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16.	Waivers
Waivers of the Code may only be granted by the Chairman of the Audit Committee; provided, however, that any waiver of the Code for executive officers (including, where required by applicable laws, Par’s principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be granted only by the Board of Directors or a committee of the Board of Directors. Any such waiver of the Code for executive officers or directors, and the reasons for such waiver, will be disclosed as required by applicable laws, rules or securities market regulations.

17.	Compliance Standards and Procedures Compliance Resources
To facilitate compliance with this Code, Par has implemented a program of Code awareness, training and review. Par has established the position of Compliance Officer to oversee this program. The Compliance Officers are persons to whom you can address any questions or concerns. The Compliance Officers are:
General Counsel    Chief Financial Officer
Par Pacific Holdings, Inc.    Par Pacific Holdings, Inc.
One Memorial Plaza    One Memorial Plaza
800 Gessner Road, Suite 875     800 Gessner Road, Suite 875
Houston, TX 77024    Houston, TX 77024
Telephone: (281) 899-4800    Telephone: (281) 899-4800

In addition to fielding questions or concerns with respect to potential violations of this Code, the Compliance Officers are responsible for:

•	investigating possible violations of the Code;

•	training new employees in Code policies;

•	conducting annual training sessions to refresh employees’ familiarity with the Code;

•	distributing copies of the Code annually via e-mail to each employee with a reminder that each employee is responsible for reading, understanding and complying with the Code;

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updating the Code as needed and alerting employees to any updates, with appropriate approval of the Audit Committee, to reflect changes in the law, Par’s operations and in recognized best practices, and to reflect Par’s experience; and otherwise promoting an atmosphere of responsible and ethical conduct.

•	otherwise promoting an atmosphere of responsible and ethical conduct.
Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with a Compliance Officer. If you are uncomfortable speaking with a Compliance Officer because he or she works in your department or is one of your supervisors, please contact the Chief Executive Officer or the Chairman of the Audit Committee. Of course, if your concern involves potential misconduct by another person and relates to questionable accounting or auditing matters under the

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Whistleblower Policy, you may report that violation in accordance with the procedures set forth in such policy.
An anonymous toll-free compliance hotline at 855-840-0070, and an incident submission portal at www.lighthouse-services.com/ppetrol are available to those who wish to ask questions about Par’s policy, seek guidance on specific situations or report violations of the Code. Please note that if you contact the hotline or website on an anonymous basis, the Compliance Officers will be unable to obtain follow-up details from you that may be necessary to investigate the matter. Whether you identify yourself or remain anonymous, your contact with the toll-free compliance hotline will be kept strictly confidential to the extent reasonably possible within the objectives of the Code.
Clarifying Questions and Concerns; Reporting Possible Violations
If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or a Compliance Officer; even the appearance of impropriety can be very damaging and should be avoided.
If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor or to a Compliance Officer, you should do so without fear of any form of retaliation. Par will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.
Supervisors must promptly report any complaints or observations of Code violations to a Compliance Officer. If you believe your supervisor has not taken appropriate action, you should contact a Compliance Officer directly. The Compliance Officers will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Neither you nor your supervisor may conduct any preliminary investigation, unless authorized to do so by a Compliance Officer. Your cooperation in the investigation will be expected. As needed, the Compliance Officers will consult with the Human Resources Department and/or the Audit Committee. It is Par’s policy to employ a fair process by which to determine violations of the Code.
With respect to any complaints or observations of Code violations that may involve accounting, internal accounting controls and auditing concerns, the Compliance Officers shall promptly inform the chair of the Audit Committee, and the Audit Committee or such other persons as the Audit Committee determines to be appropriate under the circumstances shall be responsible for supervising and overseeing the inquiry and any investigation that is undertaken.
If any investigation indicates that a violation of the Code has probably occurred, Par will take such action as it believes to be appropriate under the circumstances. If Par determines that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution. Appropriate action may also be taken to deter any future Code violations.
18.Dissemination and Amendment
This Code will be distributed to each new employee, officer and director of Par upon commencement of his or her employment or other relationship with Par and will also be distributed annually. Par may amend this Code at any time. Par will disclose any amendments pertaining to executive officers or directors as

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required by law or securities market regulations. The most current version of this Code can be found on Par’s website.
19.Certification
All directors, officers, employees and consultants must certify, in writing or electronically, that they have received, read, understood, and shall abide by this Code. Please return the attached certification immediately.

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Par Pacific Holdings, Inc.
Code of Business Conduct and Ethics
Certification
As applicable to my work responsibilities:

1.    I will deal honestly and ethically with Par and on Par’s behalf in all matters.
2.    I will avoid actual or apparent conflicts with Par’s interests.
3.    I will advance Par’s business interests when the opportunity to do so arises.

4.	I will comply with Par’s standards, policies and procedures regarding gifts, meals and entertainment.
5.    I will ensure the accuracy and integrity of Par’s books, records and accounts.

6.	I will protect the confidential information of customers and others which I receive in the course of conducting Par business.

7.
I will ensure that, in all reports and documents filed with or submitted to the United States Securities and Exchange Commission by Par and in other public communications made by Par, Par’s disclosures are full, fair, accurate, timely and understandable.

8.	I will comply with all laws, rules and regulations applicable to my work responsibilities in every country in which Par does business.
9.    I will comply with all Par standards, policies and procedures.
10.    I will protect Par’s assets, and promote their efficient and legitimate business use.
11.    I will protect Par’s confidential information.
12.    I will protect the health and safety of Par employees.
13.    I will use Par’s electronic media for legitimate business purposes.

I certify that I have received, read, understood and will abide by the Code of Business Conduct and Ethics.

___________________________________
Signature

____________________________________
Name

____________________________________
Date

3573858v3